UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2016

NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 Main Street, Williamsville, New York	14221
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 857-7000

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2016, Matthew D. Cabell, President of Seneca Resources Corporation (“Seneca”) and Senior Vice President of National Fuel Gas Company (the “Company”), provided notice to the Company of his intention to retire, effective May 1, 2016. Seneca, a wholly owned subsidiary of the Company, constitutes the Company’s Exploration and Production segment.

The Board of Directors of the Company (the “Board”) has elected John R. Pustulka Chief Operating Officer of the Company, effective February 1, 2016. Mr. Pustulka, age 63, has served as President of National Fuel Gas Supply Corporation (“Supply Corporation”) since July 2010. He will resign that position effective February 1, 2016. In connection with Mr. Pustulka’s election as Chief Operating Officer of the Company, the Compensation Committee of the Board (the “Compensation Committee”) increased his annual salary to $615,000.

David P. Bauer, the Company’s Treasurer and Principal Financial Officer, will succeed Mr. Pustulka as President of Supply Corporation, effective February 1, 2016. Mr. Bauer will continue to serve as Treasurer and Principal Financial Officer of the Company. In connection with Mr. Bauer’s election as President of Supply Corporation, the Compensation Committee increased his annual salary to $500,000.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release dated January 25, 2016 regarding the Company’s management changes is furnished as part of this Current Report as Exhibit 99.

Neither the furnishing of the press release as an exhibit to this Current Report nor the inclusion in such press release of any reference to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at such internet address into this Current Report. The information available at the Company’s internet address is not part of this Current Report or any other report filed or furnished by the Company with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99	Press release furnished regarding management changes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL FUEL GAS COMPANY

January 25, 2016	By:	/s/ James R. Peterson
James R. Peterson
Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99	Press release furnished regarding management changes